Exhibit 99.1

500 Glenpointe Centre West
FINAL– FOR APPROVAL	Teaneck, NJ 07666 CONTACT: Gordon Coburn Chief Financial Officer 201-678-2712 Investors: Gordon McCoun/Peter Schmidt Press: Brian Maddox/Scot Hoffman Financial Dynamics 212-850-5600 shoffman@fd-us.com

COGNIZANT REPORTS RECORD FOURTH QUARTER & FULL YEAR 2005 RESULTS

Surpasses $1 Billion Annualized Revenue Run Rate in Fourth Quarter

Adds Over 9,000 Employees During the Year and Increases Global Headcount Beyond 24,000

Anticipates Continued Revenue Momentum into 2006

Teaneck, NJ – February 9, 2006 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of IT services, today announced its financial results for the fourth quarter ended December 31, 2005.

Highlights – Fourth Quarter 2005

•	Quarterly revenue increased to $256.9 million, up 49% from the year-ago quarter.

•	Quarterly diluted EPS, on a GAAP basis, was $0.39 for the quarter.

•	Quarterly diluted EPS, excluding a one-time income tax benefit, was $0.31, compared to $0.21 in the year-ago quarter.

Revenue for the fourth quarter increased to $256.9 million, up 9% from $235.5 million in the third quarter of 2005, and up 49% from $172.8 million in the fourth quarter of 2004. GAAP net income was $57.7 million, or $0.39 per diluted share. In the fourth quarter of 2005, Cognizant completed the repatriation of approximately $60 million of earnings pursuant to the American Jobs Creation Act of 2004, leading to a one-time income tax benefit of approximately $12.4 million, or $0.08 per diluted share. Excluding this one-time tax benefit, net income for the fourth quarter increased to $45.3 million on an adjusted basis, or $0.31 per diluted share, compared to $30.6 million or $0.21 per diluted share in the fourth quarter of 2004. Operating margin for the quarter was 19.9%, at the high end of the Company’s targeted 19 to 20% range.

Highlights – Full Year 2005

•	Annual revenue increased to $885.8 million, up 51% compared to 2004.

•	Full year operating margin was 20.1%, compared to 20.0% for 2004.

•	Annual diluted EPS, on a GAAP basis, increased to $1.13 for 2005.

•	Annual diluted EPS, excluding the one-time income tax benefit, was $1.05, up from $0.70 in 2004.

•	Headcount surpassed 24,300 on record hiring.

Revenue for 2005 increased to $885.8 million, compared to $586.7 million in 2004. GAAP net income was $166.3 million, or $1.13 per diluted share. Excluding the one-time tax benefit, net income for the full year increased to $153.9 million, or $1.05 per diluted share on an adjusted basis, compared to $100.2 million or $0.70 per diluted share in 2004.

Business Highlights

“Cognizant’s strong performance during the fourth quarter concludes a year of exceptional overall performance for the company, driving us past an annual revenue run rate of $1 billion and firmly placing us in the top tier of the offshore IT services industry,” said Lakshmi Narayanan, President and CEO of Cognizant. “Our dedicated focus on collaborating and building increasingly deeper relationships with our clients propelled our growth across all our key vertical practices, and we finished the year with 67 strategic clients. We extended our leadership position in Financial Services with the addition of two more strategic clients within the quarter, and Healthcare and Life Sciences, where Cognizant now has client relationships with seven of the world’s top pharmaceutical companies and three of America’s top five healthcare organizations.”

Cognizant added over 9,000 associates during the year, ending December with more than 24,300 employees. Key hires during the quarter included engineering graduates, MBAs, senior-level architects, program managers, and practice leaders from major corporations in the Company’s key industry verticals.

“We are also pleased that we have been able to effectively manage this industry-leading growth while reinvesting in the business,” continued Narayanan. “Our reinvestment strategy, especially in hiring client-facing managers in North America and Europe and industry experts across the globe, results in consistently high levels of client satisfaction and has enabled us to drive deeper relationships with our clients and cross-sell a broader range of services. We believe that the combination of our focus on vertically aligned practices, deep commitment to strengthening our customers’ businesses, and consistent execution positions Cognizant to continue to grow at a rate faster than our competition in 2006.”

2006 Outlook – First Quarter & Full Year

Based on current visibility, the Company is now providing the following guidance:

•	First quarter 2006 revenue anticipated to be at least $275 million.

•	First quarter 2006 diluted EPS expected to be $0.29 on a GAAP basis, including FAS 123R equity compensation expense of approximately $0.03 cents.

•	First quarter 2006 diluted EPS on an adjusted basis, excluding the impact of FAS 123R, expected to be $0.32.

•	Fiscal 2006 revenue anticipated to be at least $1.26 billion.

•	Fiscal 2006 diluted EPS expected to be at least $1.30 on a GAAP basis, including FAS 123R equity compensation expense of approximately $0.13 cents.

•	Fiscal 2006 diluted EPS on an adjusted basis, excluding the impact of FAS 123R, expected to be at least $1.43.

•	Total headcount by end of full year 2006 expected to exceed 34,500.

“During 2005, we continued to successfully execute on our long-standing strategy of reinvesting in the future growth of the business while maintaining consistent operating margins,” said Gordon Coburn, Chief Financial Officer of Cognizant. “This strategy has enabled us to expand and further enhance our operations in Asia, North America and Europe ahead of demand and to invest in the people and programs to deliver industry-leading growth. We ended the year with $424 million in cash and short-term investments on our balance sheet, an increase of over $109 million for the year. We look forward to another year of strong performance, based on the robust demand for Cognizant’s increasing range of services across both vertical and geographic markets.”

Conference Call

Cognizant will host a conference call today, February 9, at 10:00 a.m. (ET) to discuss the Company’s quarterly results. To listen to the call please dial (888) 652-6834 domestically or (706) 679-3288 internationally. The call will also be broadcast live via the Internet at Cognizant’s web site, www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay will be made available on the web site at www.cognizant.com or by calling (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering “4331879” from two hours after the end of the call until 11:59 p.m. (ET) on February 16, 2006.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of IT services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant provides applications management, development, integration, and re-engineering, infrastructure management, business process outsourcing, and a number of related services such as enterprise consulting, technology architecture, program management, and change management through its onsite/offshore outsourcing model.

Cognizant’s more than 25,000 employees are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India and onsite client teams. Cognizant maintains P-CMM and SEI-CMM Level 5 assessments from an independent third-party assessor, was recently named one of Forbes’ Best Small Companies in America for the fourth consecutive year, and ranked among the top information technology companies in BusinessWeek’s Hot Growth Companies. Cognizant is a member of the NASDAQ-100 Index, and further information about Cognizant can be found at www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

-tables to follow-

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,			Three Months Ended December 31, 2004 US GAAP
	2005 US GAAP	2005 Adjustments	2005 As Adjusted
Revenues	$256,902		$256,902	$172,781

Cost of revenues	135,978		135,978	94,657

Gross profit	120,924		120,924	78,124

Selling, general and administrative expenses	64,604		64,604	38,182

Depreciation and amortization expense	5,280		5,280	4,671

Income from operations	51,040		51,040	35,271

Other income (expense):
Interest income	2,860		2,860	1,467
Other income / (expense), net	(737)		(737)	117

Total other income / (expense)	2,123		2,123	1,584

Income before provision for income taxes	53,163		53,163	36,855

(Benefit) provision for income taxes	(4,510)	12,411 (a)	7,901	6,253

Net income	$57,673	12,411	$45,262	$30,602

Basic earnings per share	$0.42	$(0.09)	$0.33	$0.23

Diluted earnings per share	$0.39	$(0.08)	$0.31	$0.21

Weighted average number of common shares outstanding	138,617	138,617	138,617	133,215

Weighted average number of common and dilutive shares outstanding	147,924	147,924	147,924	144,690

In addition to its reported US GAAP operating results, Cognizant has included in the table above as adjusted operating results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s growth. The as adjusted column above for the three months ended December 31, 2005 reflects the following adjustment:

(a)	To exclude the reduction of income tax expense (one-time income tax benefit) related to the repatriation of approximately $60 million of earnings of its foreign subsidiaries pursuant to the American Jobs Creation Act of 2004.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Twelve Months Ended December 31,			Twelve Months Ended December 31, 2004 US GAAP
	2005 US GAAP	2005 Adjustments	2005 As Adjusted
Revenues	$885,830		$885,830	$586,673

Cost of revenues	479,915		479,915	319,810

Gross profit	405,915		405,915	266,863

Selling, general and administrative expenses	206,899		206,899	132,796

Depreciation and amortization expense	21,400		21,400	16,447

Income from operations	177,616		177,616	117,620

Other income (expense):
Interest income	8,982		8,982	4,389
Other income / (expense), net	(1,326)		(1,326)	86

Total other income / (expense)	7,656		7,656	4,475

Income before provision for income taxes	185,272		185,272	122,095

Provision for income taxes	19,006	12,411 (a)	31,417	21,852

Net income	$166,266	12,411	$153,855	$100,243

Basic earnings per share	$1.22	$(0.09)	$1.13	$0.77

Diluted earnings per share	$1.13	$(0.08)	$1.05	$0.70

Weighted average number of common shares outstanding	136,494	136,494	136,494	130,990

Weighted average number of common and dilutive shares outstanding	146,895	146,895	146,895	142,556

In addition to its reported US GAAP operating results, Cognizant has included in the table above as adjusted operating results that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the company’s growth. The as adjusted column above for the twelve months ended December 31, 2005 reflects the following adjustment:

(a)	To exclude the reduction of income tax expense (one-time income tax benefit) related to the repatriation of approximately $60 million of earnings of its foreign subsidiaries pursuant to the American Jobs Creation Act of 2004.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(In thousands)

	December 31, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents (1)	$196,938	$199,296
Short-term investments (1)	227,063	115,465
Trade accounts receivable, net of allowances of $2,325 and $1,560, respectively	153,971	96,363
Unbilled accounts receivable	22,725	14,154
Deferred income tax assets	42,752	16,815
Other current assets	19,974	11,904

Total Current Assets	663,423	453,997
Property and equipment - net	146,982	90,705
Goodwill	18,223	9,701
Other Intangible assets - net	16,277	12,126
Deferred income tax assets	14,099	—
Other assets	7,741	6,216

Total Assets	$866,745	$572,745

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$16,420	$11,190
Accrued expenses and other liabilities	136,180	103,870

Total Current Liabilities	152,600	115,060
Deferred income tax liabilities	—	4,156

Total Liabilities	152,600	119,216

Stockholders’ Equity	714,145	453,529

Total Liabilities and Stockholders’ Equity	$866,745	$572,745

(1)	In the first quarter, the Company began to classify its investment in auction-rate securities as short-term investments. These investments were included in cash and equivalents in previous periods ($94.15 million as of December 31, 2004), and such amounts have been reclassified in the accompanying financial statements to conform to the current period classification. This change in classification had no effect on the amounts of total current assets, total assets, net income or cash flow from operations of the Company.